EXHIBIT 5.1

December 14, 2005

Agnico-Eagle Mines Limited
145 King Street East
Suite 500
Toronto, ON M5C 2Y7

Dear Sirs:

Agnico-Eagle Mines Limited — Employee Stock Option Plan and Incentive Share Purchase Plan

        We are Canadian counsel for Agnico-Eagle Mines Limited, a corporation organized under the laws of the Province of Ontario (the "Corporation"). As such, we are providing this opinion in connection with the filing of a registration statement (the "Registration Statement") on Form S-8 to register with the United States Securities and Exchange Commission an aggregate of 8,031,035 common shares (the "Plan Shares") reserved by the Corporation's board of directors, 6,877,775 of which are reserved for issuance for purposes of the Corporation's amended and restated employee stock option plan (the "SOP") and 1,153,260 of which are reserved for issuance for purposes of the Corporation's amended and restated incentive share purchase plan (the "ISPP", and together with the SOP, the "Plans").

        We have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporation, such certificates of officers of the Corporation, public officials and others and such other documents as we have considered necessary or advisable as a basis for the opinion hereinafter expressed.

        We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies or facsimiles.

        We are qualified to practice law in the Province of Ontario. We express no opinion as to the laws, or any matters governed by any laws, of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

        Based and relying upon and subject to the foregoing, we are of the opinion that:

1.
The Plan Shares have been duly authorized for issuance pursuant to the Plans and, when issued from time to time in accordance with the applicable Plan, will be validly issued and outstanding as fully paid and non-assessable.

2.
No holder of Plan Shares will be subject to personal liability for any act, default, obligation or liability of the Corporation solely by reason of being such a holder.

        The opinions expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement and may not be used or relied on by any other person or for any other purpose whatsoever.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP